August 2007	Pricing Sheet relating to Preliminary Terms No. 343
Registration Statement No. 333-131266
Dated August 9, 2007
Filed pursuant to Rule 433

Senior Floating Rate Notes due 2017
Global Medium Term Notes, Series F
CMS Linked Accrual Notes
PRICING TERMS
Issuer:		Morgan Stanley
Aggregate principal amount:		$3,200,000
Stated principal amount:		$1,000
Issue price:		$1,000
Pricing date:		August 9, 2007
Original issue date:		August 14, 2007
Maturity date:		August 14, 2017
Interest rate:
For the period from and including the original issue date to but excluding the maturity date, the interest rate shall be determined as follows: (x) 8.00% per annum times (y) N/ACT (calculated on an actual/actual day count basis); where
N = the total number of calendar days in the applicable interest payment period on which 30 year CMS less 10 year CMS is equal to or greater than zero (“accrual days”); and
ACT = the total number of calendar days in the applicable interest payment period.

Interest payment period:		Quarterly
Interest payment dates:
Each February 14, May 14, August 14 and November 14, beginning November 2007; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

30 year CMS
The 30-Year Constant Maturity Swap rate, as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and reported on Reuters ISDAFIX1 or any successor page thereto at 11:00 a.m. New York time

10 year CMS
The 10-Year Constant Maturity Swap rate, as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and reported on Reuters ISDAFIX1 or any successor page thereto at 11:00 a.m. New York time

Day-count convention:		Actual/Actual
Redemption percentage at maturity / redemption date:		100%
Redemption:
Beginning August 14, 2009, we have the right to redeem all of these notes on any interest payment date and pay to you 100% of the par value of the notes plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to call the notes, we will give you notice at least 5 business days before the redemption date specified in the notice.

Redemption dates:		August 14, 2009 and on each interest payment date thereafter.
Specified currency:		U.S. dollars
Trustee:		The Bank of New York
Calculation agent:		Morgan Stanley Capital Services Inc.
Denominations:		$1,000 / $1,000
CUSIP:		61745EUR0
Book-entry or certificated note:		Book-entry
Agent:		Morgan Stanley & Co. Incorporated
Agent’s commissions/issue price:		Price to Public	Agent’s Commissions	Proceeds to Company
	Per Note	100%	0.50%	99.50%
	Total	$3,200,000	$16,000	$3,184,000
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free (866) 477-4776.

You may access these documents on the SEC web site at www.sec.gov as follows:
Preliminary Terms No. 343 dated July 23, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006